Exhibit 10.17

EXECUTIVE OFFICER CASH COMPENSATION ARRANGEMENTS

Annual salaries for Avigen’s “named executive officers” are, as of March 15, 2009, as follows:

Name	Position	Salary
Kenneth Chahine, J.D., Ph.D.	President, Chief Executive	$443,251
	Officer and Director

Michael Coffee	Chief Business Officer	$313,903

Kirk Johnson, Ph.D.	Vice President, Research and	$278,528
	Development

Andrew Sauter	Chief Financial Officer	$267,931

M. Christina Thomson, J.D.	Vice President, General	$267,931
	Counsel and Secretary

The Compensation Committee has not yet established target bonuses for 2009, nor has it established criteria for corporate and individual performance objectives that are intended to be used to determine actual bonuses to be paid for serviced rendered in 2009.